EXHIBIT 99.1

November 3, 2010

For Immediate Release

Eric Loughmiller

Executive Vice President and Chief Financial Officer

(317) 249-4254

eric.loughmiller@karauctionservices.com

KAR Auction Services, Inc. Announces

Proposed Credit Agreement Amendment

Carmel, IN—KAR Auction Services, Inc. (NYSE: KAR) announced today that it is seeking an amendment to its $1.865 billion senior credit facility.

The proposed amendment will provide the company the flexibility to use cash on hand to redeem, repurchase, defease or otherwise prepay a portion of its outstanding notes in an aggregate principal amount not to exceed $75 million. Pursuant to the proposed amendment, the company would also prepay a portion of the outstanding amount of its term loan under the senior credit facility in an aggregate principal amount not less than $75 million.

The proposed amendment remains subject to approval by lenders holding a majority of the aggregate principal amount outstanding under the senior credit facility. The company expects to complete the amendment transaction in November 2010, subject to meeting customary conditions.

About KAR Auction Services, Inc.

KAR Auction Services, Inc. (NYSE: KAR) is the holding company for ADESA, Inc., a leading provider of wholesale used vehicle auctions whose operations span North America with 70 used vehicle sites, Insurance Auto Auctions, Inc., a leading salvage auto auction company whose operations span North America with 158 sites and Automotive Finance Corporation, a leading provider of floorplan financing to independent and franchised used vehicle dealers with 88 sites across North America. For further information on KAR Auction Services, Inc., ADESA, Inc., Insurance Auto Auctions, Inc. or Automotive Finance Corporation, visit the company’s website at www.karauctionservices.com.

Certain statements contained in this release include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and which are subject to certain risks, trends and uncertainties. In particular, statements made that are not historical facts may be forward-looking statements. Words such as “should,” “may,” “will,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions identify forward-looking statements. Such statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results projected, expressed or implied by these forward-looking statements.